Exhibit 10.16

R.R. DONNELLEY & SONS COMPANY

PERFORMANCE UNIT AWARD (2004 PIP), AMENDED

This Performance Unit Award (“Award”) was granted as of XXXXX (the “Grant Date”), by R. R. Donnelley & Sons Company (the “Company”) to XXXXXXXXX (“Grantee”) and is hereby amended to conform with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

1. Grant of Award. Under the Award, the Company hereby credited to Grantee XXXXX stock units (the “Performance Units”), subject to the restrictions and on the terms and conditions set forth herein. This Award was made pursuant to the provisions of the R. R. Donnelley & Sons Company 2004 Performance Incentive Plan (“2004 PIP”). Capitalized terms not defined herein shall have the meanings specified in the 2004 PIP. Grantee shall indicate acceptance of this amendment to the Award by signing and returning a copy hereof.

2. Determination of Achievement; Distribution of Award.

(a) The number of shares of common stock, par value $1.25 per share, of the Company (the “Common Stock”) payable in respect of the Performance Units will be determined based on the performance of the Company against the “Normalized Earnings Per Share Matrix” as shown on Attachment A hereto. Promptly following December 31, 2009 (or promptly following such earlier date as of which, pursuant to Section 4 hereof, a determination of the attainment by the Company of the targets set forth on the Normalized Earnings Per Share Matrix is to be made), the Committee (as defined in the 2004 PIP) shall determine whether and to what extent the Normalized Earnings Per Share target has been met.

(b) Distribution with respect to this Award shall be made to Grantee as soon as practicable following the determination described in (a) above but in no event later than 60 days thereafter. Distribution of this Award may be made in Common Stock, cash (based upon the fair market value of the Common Stock on the date of distribution) or any combination thereof as determined by the Committee.

3. Dividends; Voting.

(a) No dividends or dividend equivalents will accrue with respect to the Performance Units.

(b) Grantee shall have no rights to vote shares of common stock represented by the Performance Units unless and until distribution with respect to this Award is made in Common Stock pursuant to paragraph 2(b) above.

4. Treatment upon Separation from Service.

(a) Notwithstanding any other agreement with Grantee to the contrary, if Grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)), which was initiated by him for Good Reason (as defined in the Grantee’s employment agreement) or if Grantee has a Separation from Service which was initiated by the Company without Cause (as defined in the Grantee’s employment agreement), the Performance Units shall vest and be payable, if at all, on the same terms and conditions that would have applied had Grantee not had a Separation from Service (i.e., performance measured on December 31, 2009) in accordance with Section 2(b).

(b) Notwithstanding any other agreement with Grantee to the contrary, if Grantee has a Separation from Service by reason of death or Disability (as defined as “total and permanent” disability under the Company’s long-term disability plan for senior executives), fifty percent of any unvested Performance Units shall vest and become payable within 60 days of Grantee’s Separation from Service, assuming the attainment of target performance (100% achievement) or, if greater, based on actual performance through the date of death or determination of Disability.

(c) If Grantee has a Separation from Service by reason of retirement on or after age 65 or by reason of a Qualifying Retirement (together, “Retirement”), a pro-rated portion of the Performance Units shall vest and be payable, if at all, on the same terms and conditions that would have applied had Grantee not had a Separation from Service (i.e., performance measured on December 31, 2009) in accordance with Section 2(b). The pro-rated portion of the Performance Units shall be determined by multiplying the total number of Performance Units by a fraction, the numerator of which is the total number of days between March 21, 2007 and the date of Grantee’s Separation from Service by reason of Retirement and the denominator of which is 1095. A “Qualifying Retirement” is defined as

(i) Grantee is an active participant in a Company sponsored retirement benefit plan and is eligible to commence benefits thereunder at the time of Separation from Service and Grantee’s Separation from Service was not initiated by the Company for cause (a Grantee that is a participant in the Retirement Benefit Plan of R.R. Donnelley & Sons Company (the “RR Donnelley Pension Plan”) is eligible to commence benefits under the plan if Grantee is eligible to commence benefits under the traditional formula of the RR Donnelley Pension Plan, or would have been eligible to commence benefits under the traditional formula of the RR Donnelley Pension Plan had Grantee been a participant in the traditional formula of the RR Donnelley Pension Plan during his or her service with R.R. Donnelley & Sons Company and/or any subsidiary at the time of Separation from Service);

(ii) Grantee is not an active participant in a Company sponsored retirement benefit plan but Grantee would have been eligible to commence benefits under the traditional formula of the RR Donnelley Pension Plan had Grantee been a participant in the traditional formula of the RR Donnelley Pension Plan during his or her service with the Company and/or any subsidiary at the time of Separation from Service; or

(iii) a Separation from Service that the Committee determines is a Qualifying Retirement.

(d) Notwithstanding any other agreement with Grantee to the contrary, if Grantee has a Separation from Service that was initiated by the Company for Cause or was initiated by Grantee other than for Good Reason or by reason of Retirement, any unvested Performance Units shall be forfeited.

5. Treatment upon Change in Control. Notwithstanding anything provided in the 2004 PIP or any other agreement with Grantee to the contrary, upon the Acceleration Date associated with a Change in Control, all of the Performance Units shall vest and become payable within 60 days of the

Change in Control with respect to that number of shares of Common Stock that would be payable at target performance (100% achievement) or, if greater, based on actual performance through the Acceleration Date against the “Change in Control Normalized Earnings Per Share Matrix” as shown on Attachment A hereto.

6. Withholding Taxes.

(a) As a condition precedent to the issuance to Grantee of any shares of Common Stock pursuant to this Award, the Grantee shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If Grantee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Grantee.

(b) Grantee may elect to satisfy his obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company of previously owned whole shares of Stock for which Grantee has good title, free and clear of all liens and encumbrances, having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, or (3) directing the Company to withhold a number of shares of Common Stock otherwise issuable to Grantee pursuant to this Award having a fair market value, determined as of the Tax Date, equal to the Required Tax Payments or any combination of (1)-(3). Any fraction of a share of Common Stock that would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee. No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full. For purposes of this Award, the fair market value of a share of Common Stock on a specified date shall be determined by reference to the average of the high and low transaction prices in trading of the Common Stock on such date as reported in the New York Stock Exchange-Composite Transactions, or, if no such trading in the Common Stock occurred on such date, then on the next preceding date when such trading occurred.

7. Miscellaneous.

(a) The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of shares of Common Stock pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use reasonable efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b) Nothing in this Award shall confer upon Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

(c) No interest shall accrue at any time on this Award or the Performance Units.

(d) This Award shall be governed in accordance with the laws of the state of Illinois.

(e) This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(f) Neither this Award nor the Performance Units nor any rights hereunder or thereunder may be transferred or assigned by Grantee other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or other procedures approved by the Company. Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(g) The Committee, as from time to time constituted, shall have the right to determine any questions that arise in connection with this Agreement or the Performance Units. This Agreement and the Performance Units are subject to the provisions of the Plan and shall be interpreted in accordance therewith.

(h) If there is any inconsistency between the terms and conditions of this Award and the terms and conditions of the Employment Agreement, the terms and conditions of the Employment Agreement shall control.

(i) This Award is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder. This Award shall be administered and interpreted to the extent possible in a manner consistent with the intent expressed in this paragraph. If any compensation or benefits provided by this Award may result in the application of section 409A of the Code, the Company shall, in consultation with you, modify this Award as necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of such section 409A of the Code or in order to comply with the provisions of section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

R. R. DONNELLEY & SONS COMPANY

By:
Name:
Title:

All of the terms of this Agreement are accepted as of this      day of                     , 200    .

Grantee:

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